AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Series, Individually and not Jointly of

Nomura Partners Funds, Inc.

And

Boston Financial Data Services, Inc.

This Amendment is made effective as of the 1st day of October 2011, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and each of the series, individually and not jointly, as listed on Schedule A (collectively, the “Funds”) of the Transfer Agency and Service Agreement dated September 28, 2007, as amended December 11, 2008, April 29, 2010, October 1, 2010 and October 1, 2011 (the “Agreement”).

In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 3.6. (Cost of Living Adjustment). The parties hereby agree that for the period October 1, 2011 through September 30, 2012, the Transfer Agent waives Section 3.6 of the Agreement and will not apply an annual Cost of Living Adjustment to its service fees.

2.	Section 12.1 (Term) of the Agreement is amended by replacing the first sentence with the following:

“The initial term of this Agreement (the “Initial Term”) shall be from October 1, 2011 through September 30, 2012 unless terminated pursuant to the provisions of this Section 12.”

3.	Schedule 3.1 (Fees and Expenses). Schedule 3.1 dated October 1, 2010 through September 30, 2011 is replaced by the Schedule 3.1 dated October 1, 2011 through September 30, 2012 attached hereto.

Note: Schedule 3.1(a) (Estimated Reimbursable Expenses) to the Agreement is not replaced and continues in full force and effect.

4.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

5.	In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

6.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Signatures on following page.

AMENDMENT

October 1, 2011 Amendment

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

NOMURA PARTNERS FUNDS, INC. on behalf of each of the Series, individually and not jointly, as listed on Schedule A to the Agreement		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ J. Douglas Azar	By:	/s/ Richard J. Johnson
Name:	J. Douglas Azar	Name:	Richard J. Johnson
Title:	Chairman of the Board	Title:	Division Vice President
Date:		Date:	November 2, 2011

SCHEDULE 3.1

FEES AND EXPENSES

Effective: October 1, 2011 through September 30, 2012

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Service Fees
Open Direct Account	$18.00/account
Networked Matrix Level 3 Account	$15.00/account
Closed Account	$3.00/account
CUSIP Fee	$3,750.00/CUSIP
Complex Base Fee	$50,000.00

Activity Based Fees
Telephone Calls > 2000 minutes/month	$2.00/minute

Annual Fiduciary Fee
IRA Custodial Fee (paid by Shareholder)	$10.00/SSN

New Fund Implementation Fee
New fund set-up	$1,500.00/CUSIP

Omnibus Transparency Full Service Fees
Annual Technology Fee

Accountlets**
0-500,000	$0.45/accountlet
500,001-2,000,000	$0.45/accountlet (waived)
2,000,001 and greater	$0.10/accountlet

**Note: An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.

Investigation Fee

Accountlets	Base Fee/month
0-50,000	$3,000 (includes 25 investigations±)
50,001-100,000	$4,000 (includes 50 investigations±)
100,001 and greater	$5,000 (includes 100 investigations±)

±Note: There is a $12.00 fee for each investigation that exceeds the allowance limit.

SCHEDULE 3.1

FEES AND EXPENSES

Effective: October 1, 2011 through September 30, 2012

(continued)

Reimbursable Expenses	Billed as Incurred

In accordance with Section 3.2 of the Agreement, without the prior approval of the Fund: AML/CIP annual fee; CIP-related database searches; Suspicious activity reporting for networked accounts; Lost shareholder searches; Lost shareholder tracking; Escheatment; DST disaster recovery charge; New fund implementation; N.S.C.C. processing, Commission fee application, Data communications equipment, Computer hardware, Freight charges; Forms and production; Household tape processing; Magnetic tapes and their handling charges; Reels or cartridges; Microfiche/COOL; Microfilm; Network products and Federal wire charges; P.O. box rental; Postage, including special mailings (to be paid in advance if so requested by the Transfer Agent); returned checks; federal and state tax reporting; T.I.N. certification (W-8 & W-9); offsite records storage; print/mail services; programming hours; regulatory compliance fee per CUSIP; reporting (on request and scheduled); Short Term Trader; statements; supplies; telecommunications equipment; telephone and fax lines; training, transcripts; vax payroll processing; year-end processing.

In accordance with Section 3.2 of the Agreement, with the oral approval of the Fund: Express mail and delivery services; manual check pulls; outside mailing services; travel.

NOMURA PARTNERS FUNDS, INC. on behalf of each of the Series, individually and not jointly, as listed on Schedule A to the Agreement		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
Name:	J. Douglas Azar	Name:	Richard J. Johnson
Title:	Chairman of the Board	Title:	Division Vice Presiden
Date		Date